Exhibit 99.15

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of CNBM or Sinoma, nor is it any solicitation of any vote or approval in any jurisdiction.

ANNOUNCEMENT

INDICATIVE TIMELINE FOR EXERCISE OF RIGHT OF CNBM DISSENTING SHAREHOLDERS AND IMPLEMENTATION OF THE SHARE EXCHANGE

INTRODUCTION

Reference is made to (i) the joint announcement published by China National Building Material Company Limited* (“CNBM”) and China National Materials Company Limited (“Sinoma”) dated 8 September 2017; (ii) the merger document issued by CNBM and Sinoma dated 20 October 2017 (the “Merger Document”); (iii) the circular issued by CNBM on 20 October 2017 (the “Circular”) and (iv) the supplemental document jointly issued by CNBM and Sinoma on 17 November 2017 in relation to, amongst other things, the proposed merger by absorption between CNBM and Sinoma (the “Merger”). Reference is also made to the joint announcements published by CNBM and Sinoma dated 6 November 2017, 23 November 2017, 18 December 2017, 21 December 2017 and 29 December 2017 regarding the update on the progress of the Merger. Unless otherwise defined herein, capitalised terms used in this announcement shall have the same meanings as defined in the Merger Document and the Circular.

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PROGRESS OF THE MERGER

As set out in the Merger Document and the Circular, the completion of the Merger is subject to, among others, the satisfaction of all conditions required for the Merger Agreement to become effective and satisfaction or appropriate waiver by CNBM and/ or Sinoma (as the case may be) of all conditions to implementation.

As at the date of this announcement, conditions (1), (2), (3) and (5) to the Merger Agreement becoming effective in respect of approval by CNBM Shareholders, approval by Sinoma Shareholders, the SASAC clearance and the PRC anti-trust clearance, respectively, have been fulfilled. In respect of condition (6) to the Merger Agreement becoming effective, the Stock Exchange has granted the conditional approval for listing of the CNBM H Shares to be issued as consideration of the Share Exchange subject to fulfilment of all other conditions of the Merger. Condition (4) to the Merger Agreement becoming effective, regarding approval from the CSRC, is yet to be fulfilled.

In respect of condition (1) to the implementation of the Merger Agreement, as disclosed in the joint announcement issued by CNBM and Sinoma dated 6 November 2017, CNBM has received the anti-trust approval for the Merger from the Fair Trade Commission in South Korea. As at the date of this announcement, CNBM has not identified any other applicable jurisdiction where notification is legally required before completion of the legal procedures of the Merger. Condition (2) to the implementation of the Merger Agreement in respect of the grant of waiver by the CSRC has been fulfilled. Conditions (3) and (4) to the implementation of the Merger Agreement in respect of there being no material breach of the representations, warranties or undertakings given by CNBM and Sinoma in the Merger Agreement are yet to be fulfilled or waived.

If the Merger does not proceed as a result of the terms in respect of the Merger under the Merger Agreement failing to become effective by virtue of the relevant approval from the CSRC not being obtained or the conditions for implementation of the Merger Agreement not being satisfied in full or properly waived, the CNBM Dissenting Shareholders will not be entitled to exercise their right as described in the Merger Document. The CNBM Dissenting Shareholders should consult their own professional advisers if necessary.

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CNBM Shareholders and potential investors in the securities of CNBM should be aware that the Merger is subject to the conditions set out in the Joint Announcement being satisfied or waived, as applicable, and neither CNBM nor Sinoma provides any assurance that any or all conditions can be satisfied, and the Merger may or may not be completed before the expiry of the validity period of the approval of the Merger by CNBM’s Board or Sinoma’s Board, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. CNBM Shareholders and potential investors in the securities of CNBM should therefore exercise caution when dealing in CNBM Shares. Persons who are in doubt as to the action they should take should consult their licensed securities dealer or registered institution in securities, bank manager, solicitor or other professional advisers.

INDICATIVE TIMELINE

Set out below is the indicative timeline in respect of the remaining key events regarding the Merger, including the exercise of right of CNBM Dissenting Shareholders (the “Right”) and the implementation of the Share Exchange. For the purpose of illustration, T+1, T+2 and the like means a day on which the Stock Exchange is open for the dealing or trading in securities.

Event	Indicative Expected Date
Announcement of obtaining delisting approval of Sinoma and delisting related timetable	T
Issue of implementation announcement by CNBM regarding the declaration to exercise the Right in respect of CNBM H Shares after all effective conditions to the Merger have been satisfied and all implementation conditions to the Merger have been satisfied or waived (as appropriate)	T
Declaration date of CNBM Dissenting Shareholders to exercise their Right and deliver all required documents to CNBM’s share registrar for H shares	T+2
The last time for the CNBM Dissenting Shareholders to deliver all required documents to CNBM’s share registrar for H shares to exercise their Right	4:30 p.m. on T+2
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Event	Indicative Expected Date
Announcement of proposed acquisition price at which the CNBM Third Party Provider(s) are willing to acquire the relevant CNBM H Shares held by CNBM Dissenting Shareholders (the “Proposed Price”), which has been approved by the relevant regulatory authorities (if applicable)	T+3
The last time for CNBM Dissenting Shareholders to accept the Proposed Price (if applicable)	4:30 p.m. on T+5
Announcement of the results of the exercise of the Right	T+5
Announcement of the settlement of relevant Right of CNBM Dissenting Shareholders accepting the Proposed Price (if applicable)	T+6
Posting of remittances for the amounts due to CNBM Dissenting Shareholders which have validly exercised their Right (if applicable) (Note 1)	T+6
Transfer of title of the relevant CNBM H Shares by CNBM Dissenting Shareholders which have validly exercised their Right to the CNBM Third Party Provider(s) (if applicable)	T+6
Last day of dealing in Sinoma H Shares on the Stock Exchange	T+9
Commencement date of trading suspension in the Sinoma H Shares on the Stock Exchange	T+10
The last time to lodge Sinoma H shares and transfer forms in respect of the transfer of Sinoma H Shares	4:30 p.m. on T+12
Closure of register for the transfer of Sinoma H Shares	T+13 and onwards
Effective time of formal delisting of Sinoma H Shares on the Stock Exchange	4:00 p.m. on T+14
Record date of Share Exchange	4:30 p.m. on T+14
Dispatch of CNBM H share certificates to Sinoma Share-Exchange Shareholders	Expected to be on or around T+20
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Event	Indicative Expected Date
Announcement of completion of the H Share Exchange (i.e. completion of the issuance and dispatch of CNBM H share certificates to Sinoma Share-Exchange Shareholders	Expected to be on or around T+20
Commencement of dealings in CNBM Shares issued to Sinoma Share-Exchange Shareholders as consideration for the H Share Exchange	Expected to be on or around T+21
CNBM completes its business registration update at Beijing Municipal Administration of Industry and Commerce	As soon as possible after the Share Exchange

Note

1.	Remittances in respect of the amounts due to CNBM Dissenting Shareholders which have validly exercised their Right will be posted to the relevant CNBM Dissenting Shareholders by ordinary post at their own risk and subject to receipt by CNBM’s share registrar for H shares, Tricor Investor Services Limited at Level 22, Hopewell Centre, 183 Queen’s Road East, Hong Kong, of all the relevant documents which render the exercise of Right complete and valid (including but not limited to the required documents).

Please note that this announcement is made for CNBM Shareholders and potential investors’ reference only, and the indicative timeline above may differ from the final timeline in accordance with the actual circumstances. Further announcement(s) will be made by CNBM as and when appropriate.

NOTICE TO U.S. HOLDERS OF CNBM SHARES

The Merger will involve the exchange of securities of two companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial statements included in the Merger Document and the Circular have been prepared in accordance with Hong Kong Financial Reporting Standards, International Financial Reporting Standards and PRC GAAP and thus may not be comparable to financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

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U.S. holders of CNBM Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as CNBM is located in a country outside the United States and some or all of its officers and directors may be residents of a country other than the United States. U.S. holders of CNBM Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of CNBM Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

By order of the board of
China National Building Material Company Limited*
Song Zhiping
Chairman

Beijing, the PRC

25 January 2018

As at the date of this announcement, the board of directors of the Company comprises Mr. Song Zhiping, Mr. Cao Jianglin, Mr. Peng Shou, Mr. Cui Xingtai and Mr. Chang Zhangli as executive directors, Mr. Guo Chaomin, Mr. Chen Yongxin and Mr. Tao Zheng as non-executive directors and Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue as independent non-executive directors. The CNBM Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than in relation to Sinoma and Sinoma Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the directors of Sinoma) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement the omission of which would make any of the statements in this announcement misleading.

* For identification purposes only

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